EXHIBIT 24

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes Mark Garwood or Michael Moulton, and either of them as attorney-in-fact to sign in his or her behalf, individually and in each capacity stated below, and to file this Annual Report on Form 10-K of Epic Bancorp and all amendments and/or supplements to this Annual Report on Form 10-K.

Signature	Title	Date

/s/ KIT M. COLE	Director and Executive Chairman of the Board	March 29, 2007

Kit M. Cole

/s/ MARK GARWOOD	Director and Chief Executive Officer (Principal Executive Officer)	March 29, 2007

Mark Garwood

/s/ CAROLYN HORAN	Director	March 29, 2007

Carolyn Horan

/s/ RICHARD E. SMITH	Director	March 29, 2007

Richard E. Smith

/s/ W. JEFFREY TAPPAN	Director	March 29, 2007

W. Jeffery Tappan

/s/ ALLAN BORTEL	Director	March 29, 2007

Allan Bortel

/s/ PAUL SCHAEFFER	Director	March 29, 2007

Paul Schaeffer

/s/ MICHAEL MOULTON	Chief Financial Officer	March 29, 2007
(Principal Financial Officer)
Michael Moulton